Exhibit 99.1

The New York Times Company Reports 2014 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 30, 2014--The New York Times Company (NYSE:NYT) announced today a third-quarter 2014 diluted loss per share from continuing operations of $.08 compared with a loss of $.03 in the same period of 2013. Adjusted diluted earnings per share from continuing operations (defined below) were $.03 in the third quarter of 2014 compared with $.01 in the third quarter of 2013.

The Company had an operating loss of $9.0 million in the third quarter of 2014 compared with an operating profit of $12.9 million in the same period of 2013, with the decline resulting mainly from severance expense associated with previously disclosed workforce reductions as well as investment spending related to the Company’s strategic initiatives. Adjusted operating profit (defined below) was $40.0 million in the third quarter of 2014 compared with $45.0 million in the third quarter of 2013.

“Our third-quarter performance was better than we anticipated, reflecting broad digital strength that more than offset print revenue declines, leading to overall revenue growth of approximately 1 percent,” said Mark Thompson, president and chief executive officer. “Digital advertising revenue saw its third consecutive quarter of positive growth – up nearly 17 percent year-over-year – and print advertising revenue rallied in September as well, putting overall advertising revenues at roughly flat, despite a difficult prior-year comparison. Our solid year-to-date digital advertising performance is the result of deliberate execution on our strategic plan, including the introduction of Paid Posts, recent investments in areas such as video, growth on the smartphone platform and the momentum of our restructured advertising team.

“On the digital subscription side, we finished the quarter with 44,000 net new additions, a 20 percent year-over-year increase and our best quarterly result in nearly two years, with our core products making the larger contribution to the total this time around. We saw strength across all marketing channels, most notably in the consumer education and international segments.

“This week we announced a reorganization that is intended to accelerate the development of our digital consumer business by creating separate marketing and digital divisions. Our audience development efforts also remain a top priority, with the goal of extending our already broad reach and deepening the engagement of our readers.

“In addition to our revenue-generating initiatives, we recently announced some cost-cutting efforts, as we focus on strengthening our operating efficiencies while continuing to safeguard our unparalleled journalism and invest in our digital products and initiatives.”

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2014 to the third quarter of 2013. The results of the New England Media Group (NEMG), which was sold at the beginning of the fourth quarter of 2013, are reported within discontinued operations in 2013 and 2014.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

There were no special items in the third quarter of 2014.

Third-quarter 2013 results included the following special item:

  A $6.2 million ($3.7 million after tax or $.02 per share) charge for a partial withdrawal obligation under a multiemployer pension plan.

The Company had severance costs of $21.4 million ($12.7 million after tax or $.08 per share) and $0.6 million ($0.4 million after tax or $.00 per share) in the third quarters of 2014 and 2013, respectively.

Results from Continuing Operations

Revenues
Total revenues increased 0.8 percent to $364.7 million from $361.7 million. Circulation revenues increased 1.3 percent, advertising revenues declined 0.1 percent and other revenues increased 2.7 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and this year’s increase in home-delivery prices at The New York Times more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscription products was $42.8 million in the third quarter of 2014 and $124.8 million in the first nine months of 2014, up 13.3 percent and 13.5 percent, respectively, versus the same periods in 2013.

Paid subscribers to the Company’s digital-only subscription products totaled approximately 875,000 as of the end of the third quarter of 2014, an increase of 44,000 subscribers compared with the end of the second quarter and an increase of more than 20 percent compared with the end of the third quarter of 2013.

During the third quarter of 2014, print advertising revenue decreased 5.3 percent. Digital advertising revenue increased 16.5 percent to $38.2 million in the third quarter and 6.9 percent to $117.5 million in the first nine months of the year.

Operating Costs
Operating costs increased 9.1 percent to $373.8 million from $342.7 million. Costs rose mainly due to severance expense associated with previously disclosed workforce reductions as well as higher compensation and benefits expenses primarily related to the Company’s strategic initiatives, partially offset by efficiencies in print distribution and customer care. Adjusted operating costs increased 2.5 percent to $324.7 million from $316.7 million.

Non-operating retirement costs increased to $8.3 million from $5.1 million, driven by lower expected returns on pension assets and by higher pension interest cost and expenses associated with multiemployer pension plan withdrawal obligations. The exhibits in this release include the detail of those expenses.

Raw materials costs decreased to $20.9 million from $21.1 million due to newsprint volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $15.3 million from $15.5 million due to a lower level of debt outstanding as a result of debt repurchases made in 2013 and higher interest income.

Income Taxes
The Company had an income tax benefit of $10.2 million in the third quarter of 2014 and income tax expense of $2.6 million in the third quarter of 2013. The third-quarter 2014 benefit was due to the pre-tax loss from continuing operations.

Liquidity
As of September 28, 2014, the Company had cash and marketable securities of approximately $966 million (excluding restricted cash of approximately $29 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $669 million. During the third quarter of 2014, the Company repurchased approximately $18 million principal amount of its 6.625 percent senior notes due 2016.

Capital Expenditures
Capital expenditures totaled approximately $8 million in the third quarter of 2014 and approximately $21 million in the first nine months of 2014.

Outlook
Total circulation revenues in the fourth quarter of 2014 are expected to increase at a rate similar to that of the third quarter of 2014.

Total advertising revenues in the fourth quarter of 2014 are expected to decrease in the mid-single digits compared with the fourth quarter of 2013.

Operating costs and adjusted operating costs are each expected to be roughly flat in the fourth quarter of 2014 compared with the fourth quarter of 2013.

The Company expects the following on a pre-tax basis in 2014:

  Results from joint ventures: loss of $1 to $3 million,
  Depreciation and amortization: $75 to $80 million,
  Interest expense, net: $53 to $57 million, and
  Capital expenditures: approximately $35 million.

Conference Call Information
The Company’s third-quarter 2014 earnings conference call will be held on Thursday, October 30 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 9729060. Participants should dial in to the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, November 6. The passcode is 9729060.

Except for the historical information contained herein, some of the statements included in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its digital businesses and the implementation of its strategic initiatives. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 29, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, INYT.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:
Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2014	2013	% Change	2014	2013	% Change
Revenues
Circulation	$206,729	$204,156	1.3%	$626,267	$616,603	1.6%
Advertising(a)	137,905	138,018	-0.1%	452,980	454,595	-0.4%
Other(b)	20,084	19,564	2.7%	64,598	62,172	3.9%
Total revenues	364,718	361,738	0.8%	1,143,845	1,133,370	0.9%
Operating costs
Production costs	161,177	152,595	5.6%	478,104	462,398	3.4%
Selling, general and administrative costs	193,198	169,824	13.8%	565,506	519,610	8.8%
Depreciation and amortization	19,375	20,293	-4.5%	58,636	57,981	1.1%
Total operating costs	373,750	342,712	9.1%	1,102,246	1,039,989	6.0%
Early termination charge(c)	—	—	N/A	2,550	—	N/A
Multiemployer pension plan withdrawal expense (d)	—	6,171	-100.0%	—	6,171	-100.0%
Pension settlement charge(e)	—	—	N/A	9,525	—	N/A
Operating (loss)/profit	(9,032)	12,855	*	29,524	87,210	-66.1%
Income/(loss) from joint ventures	1,599	(123)	*	(523)	(3,398)	-84.6%
Interest expense, net	15,254	15,454	-1.3%	41,760	44,169	-5.5%
(Loss)/income from continuing operations before income taxes	(22,687)	(2,722)	*	(12,759)	39,643	*
Income tax (benefit)/expense (f)	(10,247)	2,578	*	(12,226)	21,473	*
(Loss)/income from continuing operations	(12,440)	(5,300)	*	(533)	18,170	*
(Loss) from discontinued operations, net of income taxes(g)	—	(18,987)	*	(994)	(18,995)	-94.8%
Net (loss)	(12,440)	(24,287)	-48.8%	(1,527)	(825)	85.1%
Net (income)/loss attributable to the noncontrolling interest	(59)	61	*	(41)	304	*
Net (loss) attributable to The New York Times Company common stockholders	$(12,499)	$(24,226)	-48.4%	$(1,568)	$(521)	*
Amounts attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(12,499)	$(5,239)	*	$(574)	$18,474	*

(Loss) from discontinued operations, net of income taxes	—	(18,987)	*	(994)	(18,995)	-94.8%
Net (loss)	$(12,499)	$(24,226)	-48.4%	$(1,568)	$(521)	*
Average number of common shares outstanding:
Basic	150,822	150,033	0.5%	150,728	149,724	0.7%
Diluted	150,822	150,033	0.5%	150,728	156,460	-3.7%
Basic (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.08)	$(0.03)	*	$—	$0.12	-100.0%

(Loss) from discontinued operations, net of income taxes	—	(0.13)	*	(0.01)	(0.13)	-92.3%
Net (loss)	$(0.08)	$(0.16)	-50.0%	$(0.01)	$(0.01)	N/A
Diluted (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.08)	$(0.03)	*	$—	$0.12	-100.0%

(Loss) from discontinued operations, net of income taxes	—	(0.13)	*	(0.01)	(0.12)	-91.7%
Net (loss)	$(0.08)	$(0.16)	-50.0%	$(0.01)	$—	N/A
Dividends declared per share	$0.04	$0.04	N/A	$0.12	$0.04	N/A
* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)
(a)	The following table summarizes the third quarter of 2014 advertising revenues by category:
		2014
		Third Quarter	% Change vs. 2013	Nine Months	% Change vs. 2013
	National	$107,618	-1.9%	$353,913	-1.4%
	Retail	16,718	10.1%	56,076	6.6%
	Classified	13,569	3.7%	42,991	-0.5%
	Total advertising	$137,905	-0.1%	$452,980	-0.4%

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, office rental income, conferences/events and e-commerce.
(c)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.
(d)	In the third quarter of 2013, the Company recorded a $6.2 million charge for a partial withdrawal obligation under a multiemployer pension plan.
(e)	In the second quarter of 2014, the Company recorded a $9.5 million pension settlement charge in connection with a one-time lump sum payment offer to certain former employees.
(f)	In the third quarter of 2014, the Company recorded an income tax benefit of $10.2 million due to the pre-tax loss from continuing operations.
(g)	In the fourth quarter of 2013, the Company completed the sale of NEMG – consisting of The Boston Globe, BostonGlobe.com, Boston.com, Worcester Telegram & Gazette, Telegram.com and related properties – and its 49% interest in Metro Boston. The results of NEMG have been classified as discontinued operations for all periods presented.

	The following tables summarize the 2014 and 2013 results of operations presented as discontinued operations for NEMG:

		Third Quarter		Nine Months
		2014	2013	2014	2013
	Revenues	$—	$89,073	$—	$268,737
	Total operating costs	—	85,157	—	262,079
	Multiemployer pension plan withdrawal expense (a)	—	7,997	—	7,997
	Write-down of assets	—	34,300	—	34,300
	Loss from joint ventures	—	(82)	—	(205)
	Interest expense, net	—	3	—	9
	Pre-tax loss	—	(38,466)	—	(35,853)
	Income tax benefit	—	(19,479)	—	(16,858)
	(Loss) from discontinued operations, net of income taxes	—	(18,987)	—	(18,995)
	(Loss)/gain on sale, net of income taxes:
	Loss on sale	—	—	(1,559)	—
	Income tax benefit	—	—	(565)	—
	Loss on sale, net of income taxes	—	—	(994)	—
	(Loss) from discontinued operations, net of income taxes	$—	$(18,987)	$(994)	$(18,995)

(a)	The multiemployer pension plan withdrawal expense related to estimated charges for complete or partial withdrawal obligations under multiemployer pension plans triggered by the sale of NEMG.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted (loss)/earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted (loss)/earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted (loss)/earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted (loss)/earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2014	2013	% Change	2014	2013	% Change
Diluted (loss)/earnings per share from continuing operations	$(0.08)	$(0.03)	*	$—	$0.12	-100.0%
Add:
Severance	0.08	—		0.11	0.03
Non-operating retirement costs	0.03	0.02		0.10	0.05
Special items:
Reduction in uncertain tax positions	—	—		(0.06)	—
Pension settlement charge	—	—		0.04	—
Multiemployer pension plan withdrawal expense	—	0.02		—	0.02
Early termination charge	—	—		0.01	—
Adjusted diluted earnings per share from continuing operations	$0.03	$0.01	*	$0.20	$0.22	-9.1%
* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating (loss)/profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)
	Third Quarter			Nine Months
	2014	2013	% Change	2014	2013	% Change
Operating (loss)/profit	$(9,032)	$12,855	*	$29,524	$87,210	-66.1%
Add:
Depreciation & amortization	19,375	20,293		58,636	57,981
Severance	21,365	622		26,662	8,346
Non-operating retirement costs	8,327	5,064		25,506	13,105
Special items:
Early termination charge	—	—		2,550	—
Pension settlement charge	—	—		9,525	—
Multiemployer pension plan withdrawal expense	—	6,171		—	6,171
Adjusted operating profit	$40,035	$45,005	-11.0%	$152,403	$172,813	-11.8%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Third Quarter			Nine Months
	2014	2013	% Change	2014	2013	% Change
Operating costs	$373,750	$342,712	9.1%	$1,102,246	$1,039,989	6.0%
Less:
Depreciation & amortization	19,375	20,293		58,636	57,981
Severance	21,365	622		26,662	8,346
Non-operating retirement costs	8,327	5,064		25,506	13,105
Adjusted operating costs	$324,683	$316,733	2.5%	$991,442	$960,557	3.2%

Components of non-operating retirement costs

	Third Quarter			Nine Months
	2014	2013	% Change	2014	2013	% Change
Pension:
Interest cost	$23,494	$21,927		$71,304	$65,787
Expected return on plan assets	(28,460)	(31,063)		(85,380)	(93,188)
Amortization of actuarial loss	7,645	9,756		23,041	29,262
Non-operating pension costs	2,679	620	*	8,965	1,861	*
Other postretirement benefits:
Interest cost	930	1,009		2,950	3,027
Amortization of actuarial loss	1,237	1,022		3,605	3,066
Non-operating other postretirement benefits costs	2,167	2,031	6.7%	6,555	6,093	7.6%
Expenses associated with multiemployer pension plan withdrawal obligations	3,481	2,413		9,986	5,151
Total non-operating retirement costs(1)	$8,327	$5,064	64.4%	$25,506	$13,105	94.6%

(1)	In 2013, total non-operating retirement costs were $7.4 million in the fourth quarter.

* Represents an increase or decrease in excess of 100%.

CONTACT:
The New York Times Company
For Media: Abbe Serphos, 212-556-4425; serphos@nytimes.com
For Investors: Andrea Passalacqua, 212-556-7354; andrea.passalacqua@nytimes.com
This press release can be downloaded from www.nytco.com